Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-139576 and No. 333-146569) and on Form S-8 (No. 333-126978) of Veri-Tek International, Corp. of our report dated March 13, 2006, except as it relates to the effects of the discontinued operations described in Note 5 and as it relates to the effects of changes in geographic reporting categories discussed in Note 16, as to which the date is March 5, 2008, relating to the financial statements for the year ended December 31, 2005 appearing in this Annual Report on Form 10-K for Veri-Tek International, Corp. for the fiscal year ended December 31, 2007.

/s/ Freedman & Goldberg, CPAs, P.C.
Freedman & Goldberg, CPAs, P.C.

Farmington Hills, MI

March 26, 2008